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TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Liberty Media Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

        April 29, 2005

Dear Shareholder:

        The 2005 Annual Meeting of Shareholders of Liberty Media Corporation will be held at 9 a.m., local time, on June 8, 2005, at the Denver Marriott South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, Tel No. (303) 925-0004. At the annual meeting, you will be asked to consider and vote on the following proposals:

  •
  the "election of directors proposal," a proposal to elect David E. Rapley and Larry E. Romrell to serve as Class I members of our board of directors until the 2008 annual meeting of shareholders;

  •
  the "auditors ratification proposal," a proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005; and

  •
  any proposals to transact other business as may properly come before the annual meeting.

        This document describes the annual meeting, the enumerated proposals and related matters. Our board has approved each of the enumerated proposals and recommends that you vote "FOR" each of them.

        Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid return envelope. Alternatively, you may submit your proxy over the Internet or telephonically. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. It will not, however, prevent you from later revoking your proxy or changing your vote at the meeting, in each case as more fully described in the attached proxy statement.

        Thank you for your continued support and interest in our company.

Very truly yours,

Robert R. Bennett President and Chief Executive Officer

LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
Tel. No. (720) 875-5400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be Held on June 8, 2005

        NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of Liberty Media Corporation, a Delaware corporation, will be held at 9:00 a.m., local time, on June 8, 2005, at the Denver Marriott South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, Tel No. (303) 925-0004, for the following purposes:

  1.
  To vote in the election of David E. Rapley and Larry E. Romrell to serve as Class I members of our board of directors until our 2008 annual meeting of shareholders (the "election of directors proposal");

  2.
  To consider and vote upon a proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005 (the "auditors ratification proposal"); and

  3.
  To transact any other business as may properly come before the annual meeting.

        Holders of record of Liberty Media Corporation Series A common stock, par value $.01 per share, and Liberty Media Corporation Series B common stock, par value $.01 per share, outstanding as of 5:00 p.m., New York City time, on April 26, 2005, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment thereof. Holders of record of Series A common stock and Series B common stock on the record date will vote together as a single class on each proposal. A list of shareholders entitled to vote at the annual meeting will be available at our offices for review by our shareholders, for any purpose germane to the annual meeting, for at least 10 days prior to the annual meeting.

        We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.

        The board of directors has carefully considered and approved each of the proposals described above and recommends that you vote "FOR" each of them.

        YOUR VOTE IS IMPORTANT.    We urge you to vote as soon as possible by telephone, Internet or mail.

        By order of the board of directors,

Charles Y. Tanabe Senior Vice President, General Counsel and Secretary

Englewood, Colorado
April 29, 2005

Please execute and return the enclosed proxy promptly, whether or not you intend to be present at the annual meeting.

i

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
VOTING; PROXIES
Voting
Proxies
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
Security Ownership of Management
Change of Control
PROPOSALS OF OUR BOARD
PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL
Board of Directors
Nominees for Election as Directors
Directors Whose Term Expires in 2006
Directors Whose Term Expires in 2007
Vote and Recommendation
PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL
Audit Fees and All Other Fees
Vote and Recommendation
CONCERNING MANAGEMENT
Executive Officers
Section 16(a) Beneficial Ownership Reporting and Compliance
Code of Ethics
Director Independence
Committees of the Board of Directors
CEO Certifications
Board Meetings
Director Attendance at Annual Meetings
Shareholder Communication with Directors
Executive Sessions
Executive Compensation
Compensation of Directors
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Report of the Compensation Committee on Executive Compensation
Employment Contracts, Termination of Employment and Change in Control Arrangements
Securities Authorized for Issuance under Equity Compensation Plans
Stock Performance Graphs
SHAREHOLDER PROPOSALS
ADDITIONAL INFORMATION

ii

LIBERTY MEDIA CORPORATION
a Delaware corporation

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

PROXY STATEMENT
For Annual Meeting of Shareholders

        We are furnishing this proxy statement in connection with the board of directors' solicitation of proxies for use at our 2005 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on June 8, 2005, at the Denver Marriott South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, Tel No. (303) 925-0004, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and approve the proposals described in the Notice of Annual Meeting of Shareholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A common stock, par value $.01 per share, and our Series B common stock, par value $.01 per share.

        The date of this proxy statement is April 29, 2005. We are first sending this proxy statement to shareholders on or about that date.

VOTING; PROXIES

Voting

Who May Vote

        Holders of our Series A common stock and Series B common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on April 26, 2005 (which is the record date for the annual meeting), may vote at the annual meeting. We expect there to be, as of the record date for the annual meeting, approximately 4,400 record holders of Series A common stock and approximately 200 record holders of Series B common stock (which amounts do not include the number of shareholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

        As of February 28, 2005, an aggregate of 2,678,923,910 shares of our Series A common stock and 121,062,825 shares of our Series B common stock were outstanding and would have been entitled to vote at the annual meeting if February 28, 2005 had been the record date for the annual meeting. No other shares of our capital stock are currently outstanding.

Votes You Have

        At the annual meeting, holders of Series A common stock will have one vote per share for each share of Series A common stock that our records show they owned on the record date, and holders of Series B common stock will have ten votes per share for each share of Series B common stock that our records show they owned on the record date.

How to Vote

        You may vote in person at the annual meeting. Alternatively, you may give a proxy by completing, signing, dating and returning the enclosed proxy card or by voting by telephone or over the Internet. We recommend that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting.

Quorum

        In order to carry on the business of the annual meeting, we must have a quorum present. This means that at least a majority of the voting power represented by the shares of our common stock outstanding on the record date must be represented at the annual meeting, either in person or by proxy. For purposes of determining a quorum, we will include your shares as represented at the meeting even if you indicate on your proxy card that you abstain from voting. In addition, if a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on any proposal (whether by reason of the beneficial owner's withholding of such authority or by reason of applicable New York Stock Exchange (NYSE) regulations), or if those shares are voted in other circumstances in which proxy authority is defective or has been withheld with respect to any proposal, these shares (which we refer to as broker non-votes) will be treated as present for purposes of determining the presence of a quorum.

Votes Needed

        Election of Directors Proposal.    A plurality of the affirmative votes of the shares of our Series A common stock and Series B common stock outstanding on the record date, voting together as a single class, that are voted in person or by proxy at the annual meeting is required to elect Messrs. Rapley and Romrell as Class I members of our board of directors. This means that the two nominees will be elected if they receive more affirmative votes than any other person.

        If you submit a proxy card on which you indicate that you abstain from voting, it will have no effect on the election of directors proposal.

        Broker non-votes will have no effect on the election of directors proposal.

        Auditors Ratification Proposal.    Approval of the auditors ratification proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our Series A common stock and Series B common stock outstanding on the record date for the annual meeting that are present, in person or by proxy, at the annual meeting, voting together as a single class.

        If you submit a proxy card on which you indicate that you abstain from voting, it will have the same effect as a vote "AGAINST" the auditors ratification proposal.

        Broker non-votes will have no effect on the auditors ratification proposal.

Proxies

How Proxies Work

        Record Holders.    A form of proxy for use at the annual meeting has been included with each copy of this proxy statement mailed to our record shareholders. Unless subsequently revoked, shares of common stock represented by a proxy submitted as described below and received at or before the annual meeting will be voted in accordance with the instructions of the proxy.

        We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting. To submit a written proxy by mail, you should complete, sign, date and mail the proxy card in accordance with the instructions on the card. If a proxy card is signed and returned without indicating any voting instructions, the shares of common stock represented by the proxy will be voted "FOR" the approval of each of the proposals. You may also submit a proxy over the Internet or by telephone by following the instructions set forth on the proxy card.

        Shares Held in Street Name.    If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares of common stock or when granting or revoking a proxy.

        Shares represented by broker non-votes will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on a particular proposal. For information concerning the effects of broker non-votes, see "—Voting—Votes Needed" above.

Solicitation

        In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instruction.

Revoking a Proxy

        Record holders.    Before your proxy is voted, you may change your vote by telephone or over the Internet (if you originally voted by telephone or over the Internet), by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Media Corporation, c/o EquiServe Trust Company, N.A., P.O. Box 8078, Edison, New Jersey 08818-8687. Any signed proxy revocation or new signed proxy must be received before the start of the annual meeting.

        Your attendance at the annual meeting will not, by itself, revoke your proxy.

        Shares held in Street Name.    If your shares are held in an account by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Other Matters to Be Voted on at the Annual Meeting

        The board of directors is not currently aware of any business to be acted on at the annual meeting other than that which we have described in this proxy statement. If, however, other matters are properly brought before the annual meeting, the persons you choose as proxies will have discretion to vote or to act on these matters according to their best judgment, unless you indicate otherwise on your proxy.

        One of the other matters that could come before the annual meeting is a proposal to adjourn or postpone the meeting. Sometimes this proposal is made for the purpose of soliciting additional proxies. Except as described below, the persons you choose as proxies will have discretion to vote on any adjournment or postponement of the annual meeting. Shares represented by proxies voting against the proposals will be voted "AGAINST" a proposal to adjourn or postpone the annual meeting. Shares represented by proxies voting for the proposals will be voted "FOR" a proposal to adjourn or postpone the annual meeting. Shares represented by proxies indicating the shareholder abstained from voting on the proposals may not be voted with respect to a proposal to adjourn or postpone the annual meeting. Also, please be aware that the persons you choose as proxies will not have the discretion to vote for any proposal to adjourn or postpone the annual meeting if the purpose of the adjournment or postponement is the soliciting of additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning shares of our common stock beneficially owned by each person or entity (excluding any of our directors and executive officers) known by us to own more than five percent of the outstanding shares of our common stock.

        The percentage ownership information is based upon 2,678,923,910 shares of our Series A common stock and 121,062,825 shares of our Series B common stock outstanding as of February 28, 2005.

Name and Address of Beneficial Owner	Series of Stock	Number of Shares (in thousands)		Percent of Class	Voting Power
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	Series A	141,455	(1)	5.3%	*
Citigroup Global Markets Holdings Inc. 388 Greenwich Street New York, NY 10013	Series A	135,892	(2)	5.1%	3.5%
Citigroup Inc. 399 Park Avenue New York, NY 10043	Series A	145,024	(2)	5.4%	3.7%

*
Less than one percent.

(1)
This number of shares of common stock is based upon the Schedule 13G dated December 31, 2004, filed by Capital Research and Management Company with respect to our Series A common stock. Capital Research, an investment advisor, is the beneficial owner of 141,454,800 shares of our Series A common stock, as a result of acting as investment advisor to various investments companies, but disclaims beneficial ownership pursuant to Rule 13d-4. The Schedule 13G reflects that Capital Research has no voting power over and sole dispositive power over these shares.

(2)
This number of shares of common stock is based upon the Schedule 13G dated December 31, 2004, filed jointly by Citigroup Global Markets Holdings, Inc. and Citigroup Inc. with respect to our Series A common stock. Citigroup Global is the beneficial owner of 135,892,163 shares of our Series A common stock and Citigroup is the beneficial owner of 145,023,975 shares of our Series A common stock. The number of shares owned by Citigroup Global includes certain shares as to which beneficial ownership is disclaimed. The number of shares owned by Citigroup includes the shares beneficially owned by Citigroup Global and certain shares as to which beneficial ownership is disclaimed.

Security Ownership of Management

        The following table sets forth information with respect to the beneficial ownership by each of our directors and each of our "named executive officers" (as defined under "Concerning Management—Executive Compensation" below) and by all of our directors and executive officers as a group of (1) shares of our Series A common stock and Series B common stock, and (2) shares of Class A Ordinary shares of OpenTV Corp., which is a publicly traded, controlled subsidiary of ours.

        The security ownership information is given as of February 28, 2005 and, in the case of percentage ownership information, is based upon (1) 2,678,923,910 shares of our Series A common stock and

121,062,825 shares of our Series B common stock, and (2) 92,313,405 shares of OpenTV Class A Ordinary share, in each case, outstanding on that date.

        Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days of February 28, 2005, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into shares of our Series A common stock, is reported as beneficial ownership of our Series B common stock only, and not as beneficial ownership of our Series A common stock. So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

        The number of shares indicated as owned by the following persons includes interests in shares held by Liberty's defined contribution 401(k) plan (Liberty 401(k) Savings Plan), in each case as of February 28, 2005. The shares held by the trustee of the 401(k) plan for the benefit of these persons are voted as directed by such persons.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (in thousands)		Percent of Class	Voting Power
John C. Malone	Liberty Series A Liberty Series B OpenTV Class A	15,818 116,588 0	(1)(2)(3)(4) (1)(4)(5)	* 89.3%	29.7%
Robert R. Bennett	Liberty Series A Liberty Series B OpenTV Class A	4,007 13,761 0	(6)(7)(8) (7)(8)	* 10.2%	3.5%
Donne F. Fisher	Liberty Series A Liberty Series B OpenTV Class A	413 633 0	(9)	* *	*
Paul A. Gould	Liberty Series A Liberty Series B OpenTV Class A	1,696 600 0	(10)	* *	*
David E. Rapley	Liberty Series A Liberty Series B OpenTV Class A	16 0 0	(11)(12)	*	*
M. LaVoy Robison	Liberty Series A Liberty Series B OpenTV Class A	15 0 0	(11)	*	*
Larry E. Romrell	Liberty Series A Liberty Series B OpenTV Class A	249 3 0	(13)	* *	*
David J.A. Flowers	Liberty Series A Liberty Series B OpenTV Class A	1,680 0 0	(14)(15)(16)	*	*

Albert E. Rosenthaler	Liberty Series A Liberty Series B OpenTV Class A	310 0 0	(17)(18)	*		*
Christopher W. Shean	Liberty Series A Liberty Series B OpenTV Class A	332 0 0	(19)(20)	*		*
Charles Y. Tanabe	Liberty Series A Liberty Series B OpenTV Class A	1,971 0 0	(21)(22)(23)	*		*
All directors and executive officers as a group (11 persons)	Liberty Series A Liberty Series B OpenTV Class A	26,507 131,585 0	(3)(8)(12)(16)(24)(25)(26) (5)(8)(25)(26)	1.0 91.2	% %	32.5%

*
Less than one percent

(1)
Includes 1,505,043 shares of our Series A common stock and 3,409,436 shares of our Series B common stock held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes 766,929 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(3)
Includes 3,300 shares of our Series A common stock held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust.

(4)
Includes 4,125 shares of our Series A common stock and 9,475,457 shares of our Series B common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005. Mr. Malone has the right to convert the options to purchase shares of our Series B common stock into options to purchase shares of our Series A common stock.

(5)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of our former parent company, TCI, TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife and a call agreement with the Magness Group. In connection with AT&T's acquisition of TCI, TCI assigned to us its rights under these call agreements. As a result, we have the right, under certain circumstances, to acquire shares of our Series B common stock owned by the Malones. The call agreement also prohibits the Malones from disposing of their shares of our Series B common stock, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their shares of our Series B common stock after conversion to shares of our Series A common stock) and except for a transfer made in compliance with our call rights.

(6)
Includes 29,534 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(7)
Includes 225,640 shares of our Series A common stock and 13,760,879 shares of our Series B common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005. Mr. Bennett has the right to convert the options to purchase shares of our Series B common stock into options to purchase shares of our Series A common stock.

(8)
Includes 1,246,596 shares of our Series A common stock and 400 shares of our Series B common stock owned by Hilltop Investments, Inc. which is jointly owned by Mr. Bennett and his wife, Mrs. Deborah Bennett.

(9)
Includes 123,638 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005.

(10)
Includes 19,750 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005.

(11)
Includes 11,000 shares of our Series A common stock that are subject to stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005.

(12)
Includes 569 shares of our Series A common stock owned by Rapley Consulting, Inc. which is jointly owned by Mr. Rapley and his wife, Mrs. Sandra Rapley.

(13)
Includes 30,088 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005.

(14)
Includes 13,081 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(15)
Includes 1,258,413 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005.

(16)
Includes 27,000 shares of our Series A common stock owned by AIKD Investment, Inc. of which Mr. Flowers is the sole shareholder.

(17)
Includes 3,877 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(18)
Includes 306,400 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005.

(19)
Includes 12,472 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(20)
Includes 317,938 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005.

(21)
Includes 7,052 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(22)
Includes 3,068 shares of our Series A common stock held by Mr. Tanabe's wife, Arlene Bobrow, as to which shares Mr. Tanabe has disclaimed beneficial ownership.

(23)
Includes 1,674,550 shares of our Series A common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005.

(24)
Includes 832,945 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(25)
Includes 1,508,111 shares of our Series A common stock and 3,409,436 shares of our Series B common stock held by relatives of certain directors and executive officers, as to which shares beneficial ownership by such directors and executive officers has been disclaimed.

(26)
Includes 3,982,542 shares of our Series A common stock and 23,236,336 shares of our Series B common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, February 28, 2005. The options to purchase shares of our Series B common stock may be converted into options to purchase shares of our Series A common stock.

        Certain of our directors and named executive officers also hold interests in some of our privately-held, controlled subsidiaries.

        Satellite MGT, Inc.    Mr. Flowers holds 100 shares and Mr. Tanabe holds 150 shares of Class A common stock of Satellite MGT. In each case, the shares held represent a less than 1% equity and voting interest based on 21,400 shares of common stock outstanding, as of December 31, 2004. Satellite MGT owns 100% of LMC/LSAT Holdings, Inc., whose sole asset is approximately 3,552 shares of common stock of Liberty Satellite & Technology, Inc., one of our subsidiaries.

Change of Control

        We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSALS OF OUR BOARD

        The following proposals will be presented at the annual meeting by the board of directors.

PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL

Board of Directors

        The board of directors currently consists of seven directors, divided among three classes. Our Class I directors, whose term will expire at the annual meeting, are David E. Rapley and Larry E. Romrell. These directors are nominated for re-election to our board to continue to serve as Class I directors, and we have been informed that each of Messrs. Rapley and Romrell are willing to continue to serve as directors of our company. The term of the Class I directors who are elected at the annual meeting will expire at the annual meeting of our shareholders in the year 2008. Our Class II directors, whose term will expire at the annual meeting of our shareholders in the year 2006, are Donne F. Fisher and M. LaVoy Robison. Our Class III directors, whose term will expire at the annual meeting of our shareholders in the year 2007, are Robert R. Bennett, Paul A. Gould and John C. Malone.

        If any nominee should decline re-election or should become unable to serve as a director of our company for any reason before re-election, votes will be cast for a substitute nominee, if any, designated by the board of directors, or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

        The following lists the two nominees for re-election as directors and the five directors of our company whose term of office will continue after the annual meeting, including the birth date of each person, the positions with our company or principal occupation of each person, certain other directorships held and the year each person became a director of our company. The number of shares of our common stock beneficially owned by each director, as of February 28, 2005, is set forth in this proxy statement under the caption "Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management."

Nominees for Election as Directors

        David E. Rapley:    Born June 22, 1941. A director of Liberty since July 2002. Mr. Rapley served as Executive Vice President Engineering of VECO Corp.—Alaska from January 1998 to December 2001. Mr. Rapley is also a director of Liberty Media International, Inc. (LMI), a former subsidiary of our company that was spun off in June 2004.

        Larry E. Romrell:    Born December 30, 1939. A director of Liberty since March 1999. Mr. Romrell served as an Executive Vice President of our former parent company, Tele-Communications, Inc. (TCI), from January 1994 to March 1999. Mr. Romrell also served, from December 1997 to March 1999, as Executive Vice President and Chief Executive Officer of TCI Business Alliance and Technology Co.; and from December 1997 to March 1999, as Senior Vice President of TCI Ventures Group. Mr. Romrell is also a director of LMI.

Directors Whose Term Expires in 2006

        Donne F. Fisher:    Born May 24, 1938. A director of Liberty since October 2001. Mr. Fisher has served as President of Fisher Capital Partners, Ltd., a venture capital partnership, since December 1991. Mr. Fisher is also a director of General Communication, Inc. and LMI.

        M. LaVoy Robison.    Born September 6, 1935. Mr. Robison has served as an executive director and board member of The Anschutz Foundation (a private foundation) since January 1998. Mr. Robison is also a director of LMI.

Directors Whose Term Expires in 2007

        Robert R. Bennett:    Born April 19, 1958. President and Chief Executive Officer of Liberty since April 1997 and a director of Liberty since September 1994. Mr. Bennett has held various other executive positions with Liberty since its inception in 1990. Mr. Bennett served as Executive Vice President of TCI from April 1997 to March 1999. Mr. Bennett is a director and Vice-Chairman of the Board of LMI. Mr. Bennett is also a director of OpenTV Corp. and UnitedGlobalCom, Inc. (UGC), a subsidiary of LMI.

        Paul A. Gould:    Born September 27, 1945. A director of Liberty since March 1999. Mr. Gould has served as Managing Director of Allen & Company L.L.C., an investment banking services company, and has been associated with Allen & Company and its affiliates for more than the last five years. Mr. Gould is also a director of Ampco-Pittsburgh Corporation and UGC.

        John C. Malone:    Born March 7, 1941. Chairman of the Board and a director of Liberty since 1990. Mr. Malone has served as the President, Chief Executive Officer and Chairman of the Board of LMI since March 2004. Mr. Malone served as Chairman of the Board and a director of Liberty Satellite & Technology, Inc. from December 1996 to August 2000. Mr. Malone also served as Chairman of the Board of TCI from November 1996 to March 1999; and Chief Executive Officer of TCI from January 1994 to March 1999. Mr. Malone is also a director of The Bank of New York, Cablevision Systems Corporation, LMI and UGC.

Vote and Recommendation

        A plurality of the affirmative votes of the shares of our common stock outstanding on the record date, voting together as a single class, that are voted in person or by proxy at the annual meeting is required to elect Messrs. Rapley and Romrell as Class I members of our board of directors.

        Our board of directors recommends a vote "FOR" the election of each nominee to our board of directors.

PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL

        We are asking our shareholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.

        Even if the selection of KPMG LLP is ratified, the audit committee of our board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be in the best interests of our company and our shareholders. In the event our shareholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2006.

        A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2004 and 2003, and fees billed for other services rendered by KPMG LLP:

	2004	2003
Audit fees	$7,685,000	4,335,000
Audit related fees(1)	814,000	1,427,000

Audit and audit related fees	8,499,000	5,762,000
Tax fees(2)	4,007,000	3,987,000

Total fees	$12,506,000	9,749,000

(1)
Audit related fees consisted of professional consultations with respect to accounting issues affecting our financial statements, reviews of registration statements and issuance of consents, reviews of private placement offering documents, issuances of letters to underwriters, due diligence related to potential business combinations and audits of financial statements of certain employee benefits plans.

(2)
Tax fees consisted of tax compliance and consultations regarding the tax implications of certain transactions.

        Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and does not believe that the provision of such other services is incompatible with KPMG LLP maintaining its independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        On March 24, 2003, our audit committee adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide (a) audit services as specified in the policy, including financial audits of our company and our subsidiaries, services associated with our registration statements such as consents and comfort letters, and consultations with management as to accounting or reporting of transactions; (b) audit-related services as specified in the policy, including due diligence services, financial audits of employee benefit plans and assistance with implementation of the requirements of SEC rules or listing standards; and (c) tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions (all of the foregoing, Pre-Approved Services). Notwithstanding the foregoing general pre-approval, any individual project involving the provision of Pre-Approved Services that is expected to result in fees in excess of $100,000 requires the specific pre-approval of our audit committee. In addition, any engagement of our independent auditors for services other than the Pre-Approved Services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee. Donne F. Fisher currently serves as the Chairman of our audit committee. At each audit committee meeting, the Chairman's approval of services provided by our independent auditors is subject to ratification by the entire audit committee.

        Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

        All services provided by our independent auditor during 2004 were approved in accordance with the terms of the policy.

Vote and Recommendation

        The affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our Series A common stock and Series B common stock outstanding on the record date for the annual meeting that are present, in person or by proxy, at the annual meeting, voting together as a single class, is required to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2005.

        Our board of directors recommends a vote "FOR" the ratification of the selection of KPMG LLP as our independent auditors for the year ending December 31, 2005.

CONCERNING MANAGEMENT

Executive Officers

        The following lists the executive officers of our company (other than Robert R. Bennett, our President and Chief Executive Officer, who also serves as a director and who is listed under "Proposal 1—The Election of Directors Proposal"), their birth dates and a description of their business experience, including positions held with our company.

Name	Position
David J.A. Flowers Born May 17, 1954	A Senior Vice President of Liberty since October 2000 and Treasurer of Liberty since April 1997. Mr. Flowers served as a Vice President of Liberty from June 1995 to October 2000.
Albert E. Rosenthaler Born August 29, 1959	A Senior Vice President of Liberty since April 2002. Prior to joining Liberty, Mr. Rosenthaler was a tax partner in the accounting firm of Arthur Andersen LLP for more than five years.
Christopher W. Shean Born July 16, 1965
A Senior Vice President of Liberty since January 2002 and Controller of Liberty since October 2000. Mr. Shean served as a Vice President of Liberty from October 2000 to January 2002. Prior to joining Liberty, Mr. Shean served in the assurance practice of the accounting firm of KPMG LLP for more than five years, most recently as a partner.
Charles Y. Tanabe Born November 27, 1951	Secretary of Liberty since April 2001 and a Senior Vice President and General Counsel of Liberty since January 1999.

        The executive officers named above will serve in such capacities until the next annual meeting of our board of directors, or until their earlier death, resignation, disqualification or removal from office.

        There is no family relationship among any of our executive officers or directors, by blood, marriage or adoption.

        During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Section 16(a) Beneficial Ownership Reporting and Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

        Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us with respect to our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten-percent beneficial owners were complied with, except that one report covering two transactions was filed late by Larry E. Romrell, one of our directors.

Code of Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, directors and officers. Our code of business conduct and ethics constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and our "code of business conduct and ethics" within the meaning of the NYSE listing standards. Our code of business conduct and ethics is available on our website at www.libertymedia.com. In addition, we will provide a copy of our code of business conduct and ethics, free of charge, to any shareholder who calls or submits a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (877) 772-1518.

Director Independence

        It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company. To assist our board of directors in determining which of our directors qualify as independent for purposes of the NYSE listing standards as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board of directors developed categorical standards of director independence, which we refer to as our criteria for director independence. Under these criteria, a director will be deemed independent if such director:

  •
  is not an employee or member of our management or the management of any of our subsidiaries;

  •
  has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us); for this purpose material relationships can, for example, include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships;

  •
  has no other relationship with us or our subsidiaries that would interfere with the exercise of independent judgment as a director; and

  •
  does not accept any consulting, advisory or other compensatory fee from us, except fees received for services as a director (including, without limitation, serving on a committee of our board of directors).

        In addition, under these criteria, a director will not be deemed independent if such director:

  •
  is, or, during the three years preceding the determination date (such period of three years being referred to as the "Applicable Determination Period"), was, an employee or member of our management or of the management of any of our subsidiaries, or has an immediate family member who is or was during the Applicable Determination Period an executive officer of us or any of our subsidiaries;

  •
  is, or, during the Applicable Determination Period, was, an executive officer or an employee of a company that makes payments to or receives payments from us in an amount which in any single fiscal year exceeds, or exceeded, the greater of 2% or $1 million of such other company's consolidated gross revenues, or has an immediate family member who is or was during the Applicable Determination Period an executive officer of such other company;

  •
  is receiving, or, during the Applicable Determination Period, received, or has an immediate family member who is receiving or received during such period, more than $100,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

  •
  is, or, during the Applicable Determination Period, was, employed by or affiliated with any present or former internal or external auditor of us or any of our subsidiaries, or has an immediate family member who is or was during the Applicable Determination Period employed by or affiliated with any such present or former internal or external auditor; or

  •
  is, or, during the Applicable Determination Period, was, or has an immediate family member who is or was during the Applicable Determination Period, employed as an executive officer by a company as to which one of our executive officers serves, or, during such three-year period, served, as a director and member of the compensation committee of such other company.

        In accordance with these criteria, our board of directors has determined that each of Donne F. Fisher, Paul A. Gould, David E. Rapley and Larry E. Romrell qualifies as an independent director of our company.

Committees of the Board of Directors

Executive Committee

        Our board of directors has established an executive committee, whose members are Robert R. Bennett, Paul A. Gould and John C. Malone. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

Compensation Committee

        Our board of directors has established a compensation committee, whose members are Donne F. Fisher, Paul A. Gould, David E. Rapley and Larry E. Romrell. See "—Director Independence" above.

        The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers. The compensation committee also reviews and approves the compensation of all officers of our company at the level of senior vice president or above, including our chief executive officer.

        Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.libertymedia.com. In addition, we will provide a copy of this charter, free of charge, to any shareholder who calls or submits a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (877) 772-1518.

Incentive Plan Committee

        Our board of directors has also established an incentive plan committee, which is a subcommittee of the compensation committee. The members of the incentive plan committee are Donne F. Fisher and Paul A. Gould. The incentive plan committee has sole responsibility for the administration of our incentive plan.

Nominating and Corporate Governance Committee

        Our board of directors has established a nominating and corporate governance committee, whose members are Donne F. Fisher, Paul A. Gould, David E. Rapley and Larry E. Romrell. See "—Director Independence" above.

        The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by the board of directors from time to time, identifies director nominees for upcoming annual meetings, develops corporate governance guidelines applicable to our company and oversees our board and management.

        The nominating and corporate governance committee will consider candidates for director recommended by any shareholder provided that such nominations are properly submitted. Eligible shareholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Nominating and Corporate Governance Committee, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Shareholder recommendations must be made in accordance with our bylaws, as discussed under "Shareholder Proposals" below, and contain the following information:

  •
  the proposing shareholder's name and address and documentation indicating the number of shares of our common stock beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the proposing shareholder is recommending a candidate for nomination as a director;

  •
  the candidate's name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate's qualifications, as described below;

  •
  a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board;

  •
  any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

  •
  a representation as to whether the proposing shareholder intends to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

  •
  a representation that the proposing shareholder intends to appear in person or by proxy at the annual shareholders meeting at which the person named in such notice is to stand for election; and

  •
  a signed consent of the candidate to serve as a director, if nominated and elected.

        In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing shareholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

        To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our shareholders. When evaluating a potential director nominee, including one recommended by a shareholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

  •
  independence from management;

  •
  education and professional background;

  •
  judgment, skill, integrity and reputation;

  •
  existing commitments to other businesses as a director, executive or owner;

  •
  personal conflicts of interest, if any; and

  •
  the size and composition of the existing board of directors.

        When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, shareholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board of directors, it may recommend to the full board that candidate's appointment or election.

        Prior to nominating an incumbent director for re-election at an annual meeting of shareholders, the nominating and corporate governance committee will consider the director's past attendance at, and participation in, meetings of the board of directors and its committees and the director's formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

        The directors who are nominated for re-election at the annual meeting, Messrs. Rapley and Romrell, were approved for nomination by the nominating and corporate governance committee.

        Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board has also adopted corporate governance guidelines, which were developed by the nominating and corporate governance committee, and, as an annex thereto, criteria for director independence. The criteria for director independence, which is set forth under "—Director Independence" above, consists of categorical standards to be used in determining which of our directors qualify as independent for purposes of the NYSE listing standards as well as applicable rules and regulations adopted by the SEC. The charter for the nominating and corporate governance committee and the corporate governance guidelines are available on our website at www.libertymedia.com. In addition, we will provide copies of this charter or the corporate governance guidelines, free of charge, to any shareholder who calls or submits a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (877) 772-1518.

Audit Committee

        Our board of directors has established an audit committee, whose members are Donne F. Fisher, Paul A. Gould and David E. Rapley. See "—Director Independence" above.

        No member of our audit committee is currently designated as an "audit committee financial expert" under applicable SEC rules and regulations. M. LaVoy Robison, a member of our board of directors, previously served as a member of our audit committee and, at that time, was designated as our "audit committee financial expert." In connection with the publication of the NYSE's amended independence standards, Mr. Robison resigned from our audit committee. Under the amended independence standards, Mr. Robison will be eligible to rejoin our audit committee after July 2005. We anticipate that Mr. Robison will rejoin our audit committee at that time and, thereafter, will be designated as our "audit committee financial expert."

        The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The audit committee's functions include, among other things:

  •
  appointing or replacing our independent auditors;

  •
  reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

  •
  reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

  •
  reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

  •
  reviewing our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

  •
  reviewing compliance with applicable Securities and Exchange Commission and stock exchange rules regarding audit committees; and

  •
  preparing a report for our annual proxy statement.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.libertymedia.com. In addition, we will provide a copy of the charter, free of charge, to any shareholder who calls or submits a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (877) 772-1518.

        Audit Committee Report.    Each member of the audit committee is an independent director as determined by the board of directors of Liberty Media Corporation, based on the NYSE listing standards and the criteria of director independence adopted by the board. Each member of the audit committee also satisfies the SEC's independence requirements for members of audit committees. As discussed above, no current member of the audit committee is an "audit committee financial expert" under applicable SEC rules and regulations.

        The audit committee reviews Liberty's financial reporting process on behalf of its board. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. KPMG LLP, Liberty's independent auditor for 2004, is responsible for expressing opinions on the conformity of Liberty's audited consolidated financial statements with U.S. generally accepted accounting principles and on management's assessment of the effectiveness of Liberty's internal control over financial reporting. KPMG also will express its own opinion as to the effectiveness of Liberty's internal control over financial reporting.

        The audit committee has reviewed and discussed with management and KPMG Liberty's most recent audited consolidated financial statements, as well as management's assessment of the effectiveness of Liberty's internal control over financial reporting and KPMG's evaluation of the effectiveness of Liberty's internal control over financial reporting. The audit committee has also discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards

No. 61, Communication with Audit Committees, as modified or supplemented, including that firm's judgment about the quality of Liberty's accounting principles, as applied in its financial reporting.

        KPMG has provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and the audit committee has discussed with KPMG that firm's independence from Liberty and its subsidiaries.

        Based on the reviews, discussions and other considerations referred to above, the audit committee recommended to the board of directors of Liberty that the audited financial statements be included in Liberty's Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 15, 2005 with the SEC.

Submitted by the Members of the Audit Committee:
Donne F. Fisher
Paul A. Gould
David E. Rapley

Other

        The board, by resolution, may from time to time establish other committees of the board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the board, subject to applicable law.

CEO Certifications

        During 2004, we submitted to the NYSE a Section 12(a) CEO Certification signed by Robert R. Bennett, our President and Chief Executive Officer, regarding compliance with the NYSE's corporate governance listing standards. We also filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2004 the certifications of each of our chief executive officer, principal financial officer and principal accounting officer, as required under Section 302 of the Sarbanes-Oxley Act of 2002.

Board Meetings

        During 2004, there were eight meetings of our full board of directors, four meetings of our compensation committee, six meetings of our incentive plan committee, two meetings of our nominating and corporate governance committee and seven meetings of our audit committee. None of our directors missed a board meeting or a committee meeting.

Director Attendance at Annual Meetings

        Our board of directors encourages all members of the board to attend each annual meeting of our shareholders. Seven of our then-eight board members attended our 2004 annual meeting of shareholders. Gary S. Howard, who resigned from our board of directors in January 2005, did not attend our 2004 annual meeting.

Shareholder Communication with Directors

        Our shareholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Communications from shareholders will be forwarded to our directors on a timely basis.

Executive Sessions

        In 2004, the non-management directors of our company met at two regularly scheduled executive sessions without management participation. At the beginning of each session, the non-management directors who are present at the session select one non-management director to preside over that session. Any interested party who has a concern regarding any matter which it wishes to have addressed by our non-management directors, as a group, at an upcoming executive session may send its concern in writing addressed to Non-Management Directors of Liberty Media Corporation, c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. The current non-management directors of our company are Donne F. Fisher, Paul A. Gould, David E. Rapley, M. LaVoy Robison and Larry E. Romrell.

Executive Compensation

        The table below sets forth information relating to compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2004, who we refer to as our "named executive officers."

Summary Compensation Table

		Annual Compensation									Long-Term Compensation
Name and Principal Position with Liberty	Year	Salary(1)			Bonus			Other Annual Compensation			Securities Underlying Options/SARs		All Other Compensation
Robert R. Bennett President and Chief Executive Officer	2004 2003 2002	$ $ $	1,038,462 1,000,000 1,000,000		$ $ $	1,000,000 — —	(3)	$ $ $	235,026 200,022 251,432	(4) (4) (4)	1,000,000 1,000,000 —		$ $ $	20,500 817,521 20,000	(6) (6)(7) (6)
David J.A. Flowers Senior Vice President and Treasurer	2004 2003 2002	$ $ $	516,846 438,000 425,000		$ $ $	— — —		$ $ $	— — —		250,000 200,000 —		$ $ $	20,500 20,000 20,000	(6) (6) (6)
Albert E. Rosenthaler Senior Vice President	2004 2003 2002	$ $ $	550,308 514,423 307,692	(2)	$ $ $	— — —		$ $ $	— — —		250,000 250,000 513,000	(5)	$ $ $	20,500 20,000 17,307	(6) (6) (6)
Christopher W. Shean Senior Vice President and Controller	2004 2003 2002	$ $ $	515,385 400,000 375,000		$ $ $	— — —		$ $ $	— — —		250,000 250,000 —		$ $ $	20,500 20,000 20,000	(6) (6) (6)
Charles Y. Tanabe Senior Vice President and General Counsel	2004 2003 2002	$ $ $	676,866 632,788 615,000		$ $ $	— — —		$ $ $	— — —		225,000 250,000 —		$ $ $	20,500 20,000 20,000	(6) (6) (6)

(1)
In 2002 and 2003, our executive officers' annual salaries were based on 26 bi-weekly pay periods per year. In 2004, due to the timing of our pay days, our executive officers' annual salaries were based on 27 bi-weekly pay periods.

(2)
Mr. Rosenthaler's employment with our company commenced on April 1, 2002. Accordingly, the 2002 compensation included in the table represents nine months of employment.

(3)
As of October 15, 2004, the compensation committee of our board of directors awarded Mr. Bennett an annual bonus to be paid in the form of a deferred compensation arrangement. Pursuant to this arrangement, we agreed to credit $1,000,000 to an account in the name of Mr. Bennett, as of July 1, 2004, and to credit the account with an 8% per annum investment return, compounded quarterly. As of December 31, 2004, interest in the amount of $40,400 had been credited to this account. The amount in the account is payable to Mr. Bennett upon certain triggering events. See "—CEO Compensation Policies—Deferred Compensation" below.

(4)
Includes $184,359, $187,809 and $245,763 of compensation related to Mr. Bennett's personal use of our company's aircraft and flight crew during 2004, 2003 and 2002, respectively, which compensation has been calculated based upon the aggregate incremental cost of such usage to our company. In accordance with applicable Treasury Regulations, we included in Mr. Bennett's reportable income for 2004, 2003 and 2002 $71,926, $68,525 and $66,525, respectively, of compensation related to his personal use of our aircraft and flight crew. See "—CEO Compensation Policies—Personal Aircraft Usage" below. Also includes $50,000 in 2004 related to a quarterly deferred compensation arrangement. See "—CEO Compensation Policies—Deferred Compensation" below.

(5)
The numbers of shares reflect adjustments for our rights offering which concluded in December 2002.

(6)
Amounts represent contributions to the Liberty Media 401(k) Savings Plan (the Liberty Savings Plan). The Liberty Savings Plan provides employees with an opportunity to save for retirement. The Liberty Savings Plan participants may contribute up to 10% of their compensation, and Liberty contributes a matching contribution of 100% of the participants' contributions. Participant contributions to the Liberty Savings Plan are fully vested upon contribution.

Generally, participants acquire a vested right in Liberty contributions as follows:

Years of service	Vesting Percentage
Less than 1	0%
1-2	33%
2-3	66%
3 or more	100%

With respect to Liberty contributions made to the Liberty Savings Plan in 2004, 2003 and 2002, Messrs. Bennett, Flowers, Shean and Tanabe are fully vested.

Directors who are not our employees are ineligible to participate in the Liberty Savings Plan. Under the terms of the Liberty Savings Plan, employees are eligible to participate after three months of service.

(7)
Pursuant to the terms of an agreement entered into in 1991, from January 1992 through December 2001, we paid the premiums due on two $1,250,000 split-dollar, whole life insurance policies for the benefit of Mr. Bennett, and Mr. Bennett granted an assignment of policy benefits in our favor in the amounts of the premiums we paid. Consistent with the terms of the agreement, in 2003, the compensation committee of our board of directors determined to terminate the assignment in our favor of, and all our obligations under, these policies. In connection with this termination, Mr. Bennett is not required to repay any premiums we paid on these policies. We treated the termination of assignment of policy benefits in our favor as a compensatory bonus to Mr. Bennett during 2003 in an amount equal to the aggregate cash surrender value of the policies ($397,835), and we paid Mr. Bennett during 2003 an amount equal to the remaining premium payments necessary to fully fund the unfunded policy ($48,777), together with an additional $350,909 "gross-up" to account for taxes due on the total bonus. In addition, we reimbursed Mr. Bennett during 2003 for the September 2002 premium payment he made on the unfunded policy in an amount equal to $16,259.

CEO Compensation Policies

        Personal Aircraft Usage.    Pursuant to arrangements entered into with Robert R. Bennett, our President and Chief Executive Officer, in 2003, Mr. Bennett was entitled to compensation relating to his personal use of our aircraft and flight crew during the calendar years 2003 through 2008 averaging $250,000 per year. Under those arrangements, the value of this usage was calculated based upon the aggregate incremental cost of this usage to our company.

        In 2005, Mr. Bennett agreed to amend his aircraft usage arrangements pursuant to a time sharing agreement that we entered into with Mr. Bennett in March 2005. Under the time sharing agreement, Mr. Bennett is entitled to use our aircraft and flight crew for personal travel, but he is now obligated to reimburse our company for each flight he takes. We have agreed to calculate the amount of this reimbursement in accordance with applicable Treasury Regulations, but in no event will this amount exceed the actual expenses of the flight taken, as determined in accordance with applicable regulations of the Federal Aviation Agency. As a result, beginning January 1, 2005, we no longer include any amounts relating to Mr. Bennett's personal use of our aircraft and flight crew in his compensation or his reportable income.

        Deferred Compensation.    Effective as of January 1, 2004, we entered into a deferred compensation agreement with Mr. Bennett, pursuant to which we credit $12,500 to an account in his name at the end of each calendar quarter. These credits began accruing on March 31, 2004. The account bears interest at a rate of 8% per annum, compounded quarterly. At the end of the calendar quarter in which Mr. Bennett ceases to be a "covered employee" within the meaning of Section 162(m) of the Code, we will deliver to Mr. Bennett a cash amount equal to the amount then-accrued in this account. During 2004, $50,000 of deferred compensation and $1,520 of interest were credited to this account.

        Effective as of July 1, 2004, we awarded Mr. Bennett a $1,000,000 annual bonus which we credited to an account in his name. The account bears interest at a rate of 8% per annum, compounded quarterly. The amount in the account is payable to Mr. Bennett upon certain triggering events. During 2004, $40,400 of interest was credited to this account.

        As part of Mr. Bennett's 2005 annual compensation package, Mr. Bennett was granted a performance-based deferred compensation arrangement, pursuant to which we will credit, as of July 1, 2005, the sum of $1,000,000 to an account in the name of Mr. Bennett. Thereafter, the account will bear interest at a rate of 8% per annum, compounded quarterly. The amount in the account will be payable to Mr. Bennett upon certain triggering events. The $1,000,000 credit was subject to the achievement of at least one of the following two financial targets: (1) our consolidated operating cash flow for the four quarters ending June 30, 2005 equaling or exceeding 105% of our consolidated operating cash flow for the four quarters ended June 30, 2004, or (2) the average closing sale price of our Series A common stock for any ten consecutive trading days during the two quarters ending June 30, 2005 equaling or exceeding 110% of the average closing sale price of our Series A common stock for the month of October 2004, the latter of which has been achieved.

SAR Grants in Last Fiscal Year

        The following table contains information regarding stock appreciation rights (SARs) granted during the year ended December 31, 2004 to each of our named executive officers in respect of shares of our Series A common stock.

	Number of securities underlying SARs granted	Percent of total SARs granted to employees in fiscal year	Exercise or base price ($/sh)(1)	Expiration Date	Grant date present value(2)
Robert R. Bennett	1,000,000	24.9%	$8.45	August 6, 2014	$4,364,715
David J.A. Flowers	250,000	6.2%	$8.45	August 6, 2014	$1,091,179
Albert E. Rosenthaler	250,000	6.2%	$8.45	August 6, 2014	$1,091,179
Christopher W. Shean	250,000	6.2%	$8.45	August 6, 2014	$1,091,179
Charles Y. Tanabe	225,000	5.6%	$8.45	August 6, 2014	$982,061

(1)
Represents the closing market price per share of Liberty Series A common stock on August 6, 2004.

(2)
The value shown is based upon the Black-Scholes model and is stated on a present value basis. The key assumptions used in the model for purposes of this calculation include the following: (a) a 4.2% discount rate; (b) a 32.0% volatility factor; (c) the 10-year option term; (d) the closing price of Liberty Series A common stock on August 6, 2004; and (e) a per share exercise price of $8.45. The actual value realized will depend upon the extent to which the stock price exceeds the exercise price on the date the SAR is exercised. Accordingly, the realized value, if any, will not necessarily be the value determined by the model.

Spin Off Adjustment Option Grants

        In connection with the spin off of our then-wholly owned subsidiary, LMI, in June 2004 and pursuant to the antidilution provisions of the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective April 19, 2004), our incentive plan committee determined to make adjustments to outstanding Liberty options and stock appreciation rights (collectively, Awards). As of the record date for the spin off, which was 5:00 p.m., New York City time, on June 1, 2004, each outstanding Award held by our employees who work in departments that were expected to provide services to LMI were divided into (A) an option to purchase shares of the corresponding series of LMI common stock equal to 0.05 times the number of Awards held by the option holder and (B) an Award to purchase shares of our common stock equal to the same number and series of shares of our common stock for which the outstanding Award was exercisable prior to the adjustment. The aggregate exercise price of each Award was allocated between the new LMI option and the adjusted Liberty Award, such that the new LMI option had an exercise price equal to the fair value of the applicable series of LMI common stock on the adjustment date and the remaining portion of the exercise or base price of the Award was allocated to the adjusted Liberty Award. As a result of these adjustments, our named executive officers received LMI options, which were subsequently adjusted by LMI in connection with the LMI rights offering that commenced on July 26, 2004. These LMI options, as so adjusted, are set forth in the table below:

	Number of securities underlying options granted	Series of LMI Common Stock	Exercise price		Expiration date
Robert R. Bennett	887,227 8 1,364 53,192	Series B Series A Series A Series A	$ $ $ $	37.88 33.92 33.92 33.92	February 28, 2011 November 17, 2004 July 11, 2007 July 31, 2013
David J.A. Flowers	78,558 10,639	Series A Series A	$ $	33.92 33.92	February 28, 2011 July 31, 2013
Albert E. Rosenthaler	27,277 13,298	Series A Series A	$ $	33.92 33.92	April 1, 2012 July 31, 2013
Christopher W. Shean	15,003 3,002 13,298	Series A Series A Series A	$ $ $	33.92 33.92 33.92	September 21, 2010 February 28, 2011 July 31, 2013
Charles Y. Tanabe	104,743 13,298	Series A Series A	$ $	33.92 33.92	February 28, 2011 July 31, 2013

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

        The following table sets forth information concerning (i) exercises of stock options and SARs by the named executive officers during the year ended December 31, 2004 and (ii) the value of unexercised stock options and SARs as of December 31, 2004.

Aggregated Option/SAR Exercises in the Last Fiscal Year and
Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at December 31, 2004 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at December 31, 2004 ($) Exercisable/Unexercisable
Robert R. Bennett
Series A
Exercisable	—	$—	225,640	$340,000
Unexercisable	—	$—	1,800,000	$3,890,000
Series B
Exercisable	—	$—	10,841,904	$—
Unexercisable	—	$—	5,837,949	$—
David J.A. Flowers
Series A
Exercisable	—	$—	999,961	$68,000
Unexercisable	—	$—	926,903	$904,500
Albert E. Rosenthaler
Series A
Exercisable	—	$—	178,200	$143,972
Unexercisable	—	$—	834,600	$1,149,416
Christopher W. Shean
Series A
Exercisable	—	$—	303,836	$85,000
Unexercisable	—	$—	534,612	$972,500
Charles Y. Tanabe
Series A
Exercisable	—	$—	1,329,948	$85,000
Unexercisable	—	$—	1,114,204	$909,250

LMI Stock Option Exercises

        As described under "—Spin Off Adjustment Option Grants" above, in connection with our spin off of LMI, certain of our employees, including our named executive officers, received options to purchase shares of LMI common stock. During 2004, Mr. Bennett exercised 8 LMI options and realized value of $48; Mr. Flowers exercised 53,189 LMI options and realized value of $520,686; Mr. Shean exercised 6,000 LMI options and realized value of $73,560; and Mr. Tanabe exercised 35,000 LMI options and realized value of $360,932.

Compensation of Directors

        Each of our directors who is not an employee of our company is paid an annual fee of $50,000 (which we refer to as Director Fees) and is permitted to participate in our company's health benefits plans. The chairman of the audit committee of our board of directors and each other member of that committee is paid an additional annual fee of $20,000 and $10,000, respectively. With respect to our executive committee, compensation committee, incentive plan committee and nominating and corporate governance committee, each member thereof who is not an employee of our company receives an additional annual fee of $5,000 for his participation on each such committee, except that any committee member who is also the chairman of that committee instead receives an additional annual fee of $10,000 for his participation on that committee. Director Fees are payable quarterly in arrears in cash or, at the election of the director, in shares of our common stock. Fees for participation on committees are payable quarterly in arrears in cash only. In addition, we reimburse members of our board for travel expenses incurred to attend any meetings of our board or any committee thereof and for expenses incurred to attend any educational programs which we have asked them to attend.

        Effective June 1, 2004 and pursuant to the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan, our board granted each of our nonemployee directors 11,000 free standing SARs at an exercise price of $11.00. These SARs vest on the first anniversary of the grant date and had a grant date fair value of $5.84 per share. In addition, our board has agreed to grant 11,000 freestanding SARs to each nonemployee director in office on each subsequent June 1 until June 1, 2010 at an exercise price equal to the market value of our Series A common stock on the date of grant.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The members of our compensation committee are Donne F. Fisher, Paul A. Gould, David E. Rapley and Larry E. Romrell. The members of our incentive plan committee, which is a subcommittee of our compensation committee, are Donne F. Fisher and Paul A Gould. None of them was, during 2004, an officer or employee of our company, was formerly an officer of our company or had any relationship requiring disclosure under the securities laws.

Report of the Compensation Committee on Executive Compensation

General Executive Compensation Policy

        The executive compensation policy of Liberty Media Corporation is designed (i) to attract qualified individuals who have the potential as executive officers to contribute to Liberty's long-term growth and success, as measured, among other things, by the growth in value of its equity, (ii) to motivate Liberty's executive officers to maximize their contribution to Liberty and (iii) to retain Liberty's executive officers in its employ. Accordingly, Liberty's executive compensation policy is designed to offer its executive officers competitive compensation opportunities that are tied to their contribution to Liberty's growth and success and their personal performance. Each executive officer's compensation package is comprised primarily of base salary, stock-based incentives and matching contributions to the Liberty Media 401(k) Savings Plan.

        The compensation committee evaluates certain qualitative factors relating to the performance of each of Liberty's executive officers, including its Chief Executive Officer, such as:

  •
  experience;

  •
  responsibilities assumed;

  •
  demonstrated leadership ability;

  •
  overall effectiveness;

  •
  the level of an executive's compensation in relation to other executives in Liberty with the same, more or less responsibilities; and

  •
  the performance of the group for which the executive is primarily responsible.

Implementation of Executive Compensation Policy

        The following describes the manner in which Liberty's executive compensation policy was implemented generally with respect to the year ended December 31, 2004. Also summarized below are several of the more important factors which were considered in establishing the components of Liberty's executive officers' compensation packages for the year ended December 31, 2004. Additional factors were also taken into account, and the compensation committee may, in its discretion, apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years, but it is expected that all compensation decisions will be designed to further Liberty's executive compensation policy set forth above.

        Base Salary.    Liberty's Chief Executive Officer recommended to the compensation committee new base salary levels for each of Liberty's executive officers. These recommendations were based upon (i) a desire to cover regional cost of living increases, (ii) his assessment of the individual's contribution to Liberty, (iii) any increase in the scope of the individual's responsibilities, and (iv) salaries paid to other Liberty officers and similarly situated officers at comparable companies. The compensation committee reviewed these recommendations in light of available statistical data, including changes in the consumer price index, and approved the recommended base salary increases.

        Stock-Based Incentives.    To reflect the committee's assessment of the favorable performance of Liberty's executive officers, based upon recommendations by Liberty's Chief Executive Officer, the compensation committee recommended to the incentive plan committee grants to each of Liberty's executive officers (other than its Chief Executive Officer) of between 225,000 and 250,000 SARs, and the incentive plan committee approved these SAR grants. In making these recommendations, the compensation committee considered industry, peer group and national surveys of compensation, as well as the past and expected future contributions of the individual executive officers.

        401(k).    Consistent with past practice, Liberty continued to match contributions made to the Liberty Media 401(k) Savings Plan by its executive officers.

CEO Compensation

        In setting the compensation payable to Mr. Bennett for the year ended December 31, 2004, the compensation committee decided to maintain his base salary at $1,000,000 and to increase his overall compensation package with stock-based incentives and certain deferred compensation arrangements. Mr. Bennett was also entitled to compensation during 2004 relating to his personal use of Liberty's aircraft and flight crew.

        Stock-Based Incentives.    The compensation committee recommended, and the incentive plan committee approved, a grant to Mr. Bennett of one million SARs.

        Deferred Compensation.    The compensation committee approved a quarterly deferred compensation arrangement in favor of Mr. Bennett and also awarded Mr. Bennett an annual bonus to be paid in the form of a deferred compensation arrangement. Pursuant to the quarterly arrangement, Liberty credits $12,500 to an account in Mr. Bennett's name at the end of each calendar quarter. These credits began accruing on March 31, 2004. Pursuant to the bonus deferred compensation arrangement, as of July 1, 2004, Liberty credited $1,000,000 to an account in the name of Mr. Bennett. The amount in each account is payable to Mr. Bennett upon certain triggering events. Each account accrues interest at a rate of 8% per annum, compounded quarterly.

        The SAR grant and the deferred compensation arrangements together reflect the compensation committee's assessment of Mr. Bennett's favorable performance, as well as Liberty's corporate performance.

        In setting Mr. Bennett's 2004 compensation package, the compensation committee considered the various qualitative factors described above, as well as Mr. Bennett's strategic vision for Liberty.

Submitted by the Members of the Compensation Committee:
Donne F. Fisher
Paul A. Gould
David E. Rapley
Larry E. Romrell

Employment Contracts, Termination of Employment and Change in Control Arrangements

        We have no employment contracts, termination of employment agreements or change of control agreements with any of our named executive officers.

Malone Employment Agreement

        In connection with the merger of TCI and AT&T in 1999, an employment agreement between Mr. Malone and TCI was assigned to us. The term of Mr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600, subject to increase upon approval of our board. The employment agreement was amended in 2003 to provide for payment or reimbursement of professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of our aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of our aircraft is limited to $500,000 per year. The value of his aircraft use is to be determined in accordance with Treasury Regulation Section 1.62-21(g), or any successor regulation thereto.

        Mr. Malone's employment agreement provides, among other things, for deferral of a portion (not in excess of 40%) of the monthly compensation payable to him for all employment years commencing on or after January 1, 1993. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of Mr. Malone's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment.

        Mr. Malone's employment agreement also provides that, upon termination of his employment by us (other than for cause, as defined in the agreement) or if Mr. Malone elects to terminate the agreement because of a change in control of our company, all remaining compensation due under the agreement for the balance of the employment term shall be immediately due and payable.

        Mr. Malone's agreement provides that, during his employment with us and for a period of two years following the effective date of his termination of employment with us, unless termination results from a change in control of our company, he will not be connected with any entity in any manner specified in the agreement, which competes in a material respect with our business. The agreement provides, however, that Mr. Malone may own securities of any corporation listed on a national securities exchange or quoted in The Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding.

        For a period of 12 months following a change in control, as defined in Mr. Malone's employment agreement, our ability to terminate Mr. Malone's employment for cause will be limited to situations in which Mr. Malone has entered a plea of guilty to, or has been convicted of, the commission of a felony offense.

        Mr. Malone's agreement also provides that in the event of termination of his employment with us, he will be entitled to receive 240 consecutive monthly payments of $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences), the first of which will be payable on the first day of the month succeeding the termination of Mr. Malone's employment. In the event of Mr. Malone's death, his beneficiaries will be entitled to receive the foregoing monthly payments.

        Mr. Malone deferred a portion of his monthly compensation under his previous employment agreement for all employment years ending on or prior to December 31, 1992. We assumed the obligation to pay that deferred compensation in connection with the merger of AT&T and TCI. The compensation that he deferred (together with interest on that compensation at the rate of 13% per annum compounded annually from the date of deferral to the date of payment) will continue to be payable under the terms of the previous agreement. The rate at which interest accrues on the previously deferred compensation was established in 1983 pursuant to the previous agreement.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table sets forth information as of December 31, 2004, with respect to shares of our common stock authorized for issuance under our equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders:
Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective April 19, 2004)
Series A common stock	45,794,192	$9.07	54,094,212	(1)
Series B common stock	28,165,255	$12.94	—
Liberty Media Corporation 2002 Nonemployee Director Incentive Plan
Series A common stock	121,000	$9.58	4,859,237	(1)
Series B common stock	—	—	—
Equity compensation plans not approved by security holders: None	—		—

Total	74,080,447	$10.54	58,953,449	(1)

(1)
Each plan permits grants of, or with respect to, shares of our Series A common stock or Series B common stock subject to a single aggregate limit.

Stock Performance Graphs

        The following graphs compare the yearly percentage change in the cumulative total shareholder return on our Series A common stock (and its predecessor securities), our Series B common stock (and its predecessor securities), the S&P 500 Media Index, which reflects the performance of companies in our peer group, and the S&P 500 Index.

        The cumulative total shareholder return on our Series A common stock is based on the following chronological history of our Series A common stock (and its predecessor securities), beginning December 31, 1999. On March 9, 1999, in the merger of TCI and AT&T, each share of TCI's Liberty Media Group Series A common stock was exchanged for one share of AT&T's Class A Liberty Media Group common stock, par value $1.00 per share. From March 9, 1999 through August 9, 2001, AT&T's Class A Liberty Media Group common stock traded on the NYSE under the symbol "LMG.A". On August 10, 2001, in our split off from AT&T, each share of AT&T's Class A Liberty Media Group common stock was redeemed for one share of our Series A common stock. From August 10, 2001 through December 31, 2001, our Series A common stock traded on the NYSE under the symbol "LMC.A". Beginning January 2, 2002, our Series A common stock began trading on the NYSE under the symbol "L". The line on the graph representing our Series A common stock reflects the cumulative total shareholder returns, as adjusted, for each of the foregoing component securities.

        The cumulative total shareholder return on our Series B common stock is based on the following chronological history of our Series B common stock (and its predecessor securities), beginning December 31, 1999. On March 9, 1999, in the merger of TCI and AT&T, each share of TCI's Liberty Media Group Series B common stock was exchanged for one share of AT&T's Class B Liberty Media Group common stock, par value $1.00 per share. From March 9, 1999 through August 9, 2001, AT&T's Class B Liberty Media Group common stock traded on the NYSE under the symbol "LMG.B". On August 10, 2001, in our split off from AT&T, each share of AT&T's Class B Liberty Media Group common stock was redeemed for one share of our Series B common stock. From August 10, 2001 through the date of this proxy, our Series B common stock has traded on the NYSE under the symbol "LMC.B". The line on the graph representing our Series B common stock reflects the cumulative total shareholder returns, as adjusted, for each of the foregoing component securities.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Liberty Series A	100.00	47.74	49.29	31.47	41.86	45.03
Liberty Series B	100.00	54.55	44.22	26.76	40.15	39.56
S&P Media Index	100.00	79.21	70.43	48.23	61.40	59.29
S&P 500 Index	100.00	89.86	78.14	59.88	75.68	82.49

SHAREHOLDER PROPOSALS

        This proxy statement relates to our annual meeting of shareholders for the calendar year 2005, which will take place on June 8, 2005. We currently expect that our annual meeting of shareholders for the calendar year 2006 will be held during the second quarter of 2006. In order to be eligible for inclusion in our proxy materials for the 2006 annual meeting, any shareholder proposal must be submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 30, 2005 or such later date as we may determine and announce in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2006 annual meeting, although not included in our proxy statement, any shareholder proposal must be received at our executive offices at the foregoing address on or before the close of business on February 9, 2006 or such later date as we may determine and announce in connection with the actual scheduling of the annual meeting.

        All shareholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any shareholder proposal (regardless of whether it is included in our proxy materials), our restated certificate of incorporation, our bylaws and Delaware law.

ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC's website at www.sec.gov. Additional information can also be found on our website at www.libertymedia.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of any exhibits listed in our Annual Report on Form 10-K for the year ended December 31, 2004, please call or submit a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (877) 772-1518, and we will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

* * *

        This proxy statement is being provided at the direction of the board of directors.

Charles Y. Tanabe
Senior Vice President,
General Counsel and Secretary

Englewood, Colorado
April 29, 2005

LIBERTY MEDIA CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

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